Exhibit 99.1

NEWS FOR RELEASE: 4/26/2007, 4pm ET                       CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                       RAMTRON REPORTS FIRST-QUARTER 2007
                               FINANCIAL RESULTS

          Product revenue increases 16%, propelled by a 78% increase in integrated product sales

COLORADO SPRINGS, CO-April 26, 2007 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, today reported total revenue of $11.1 million for the first quarter of 2007, 15% higher than $9.6 million for the same quarter of 2006. First quarter product revenue was $10.7 million, 16% higher than product revenue of $9.2 million reported for the same quarter last year.

First-quarter net loss was $202,000, or $0.01 per share, compared with a net loss of $80,000, or $0.00 per share, for the same quarter a year earlier. Included in the first quarter 2007 results are non-cash, stock-based compensation charges of $482,000. Without these charges, first-quarter income would have been $280,000 or $0.01 per share. Product gross margin for the first quarter of 2007 was 51%, compared with 54% for the first quarter of 2006.

"Ramtron delivered outstanding growth of integrated products in the first quarter propelled by strong demand for processor companions in the advanced utility metering market," said Ramtron CEO Bill Staunton. "However, earlier than anticipated orders for our 256Kb processor companion product, which is relatively early in its yield cycle, pressured gross margins slightly for the quarter. We have already completed planned design improvements to the product that are expected to bring margins back in line with our target levels beginning in the third quarter.

"Sales and marketing expenses and general and administrative expenses for the quarter were in line with our 2007 operating model. Research and development was slightly higher than our target range due to heavy product development activity in the quarter," Staunton continued. "We anticipate that R&D expenses will be lower in the second half once we complete the designs for this year's products, allowing us to achieve our full year published R&D expense target of 22%."

First-Quarter Product Highlights:
--------------------------------

  - Integrated product revenue grew 78% to $1.7 million, or 16% of FRAM product revenue, during the first quarter of 2007, compared with $957,000, or 10% of FRAM revenue, for the first quarter of 2006.

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  -  Ramtron launched the semiconductor industry's first 4-megabit (Mb) FRAM memory. The FM22L16 is pin-compatible with asynchronous static RAM
     (SRAM) and targets industrial control systems such as robotics, network and data storage applications, multi-function printers, auto navigation systems and a host of other SRAM-based system designs.

  - Introduced Ramtron's first Grade-1 automotive FRAM memory device. The FM25C160 is specified to operate over the entire automotive temperature range of -40 to +125 degrees C allowing FRAM to be used in applications beyond the passenger cab and under the hood.

"We are making good progress toward our goal of introducing 13 new products this year," Staunton said. "In addition to introducing a 4Mb FRAM memory and a Grade 1 automotive product during the quarter, we completed the design of five additional products and expect to complete another three new designs and two automotive qualifications in the second quarter. As planned, all of the new designs are for integrated or customer specific products.

"Based on our performance in the first quarter, we are on track to achieve our projections for 2007," Staunton continued. "Year-over-year revenue growth of 20% to 25% is within our sights while our new products set the stage for meeting our growth targets for 2008 and beyond. We anticipate that net income before stock-based compensation expenses will improve to our published target of 5.0% to 6.5% as product development driven R&D expenses fall back in line and product margin improves," Staunton added.

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron First-Quarter 2007 Results Teleconference
April 26, 2006 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code # 5837470.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports filed during 2006. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the references to first quarter income and earnings per share excluding stock-based compensation charges are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance.

                         (financial statements attached)

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                         RAMTRON INTERNATIONAL CORPORATION
                         FIRST-QUARTER FINANCIAL HIGHLIGHTS
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in thousands, except per-share amounts)
                                      (Unaudited)

                                                      Three Months Ended
                                                  ---------------------------
                                                   March 31,        March 31,
                                                     2007             2006
                                                  ----------       ----------
Revenue:
   Product sales                                    $10,713          $ 9,225
   License and development fees                         179             213
   Royalties                                            196              176
                                                    --------         --------
                                                     11,088            9,614
                                                    --------         --------
Costs and expenses:
   Cost of product sales                              5,257            4,263
   Research and development                           2,645            2,554
   Sales and marketing                                1,685            1,371
   General and administrative                         1,523            1,337
                                                    --------         --------
                                                     11,110            9,525
                                                    --------         --------
Operating income (loss)                                 (22)              89

Interest expense, other                                (155)            (170)
Other income (expense), net                              (4)              11
                                                    --------         --------
Loss before income tax provision                       (181)             (70)
Income tax provision                                    (21)             (10)
                                                    --------         --------
Net loss                                               (202)             (80)
                                                    ========         ========
Net loss per common share:
    Basic and diluted                               $ (0.01)         $ (0.00)
                                                    ========         ========
Weighted average common shares outstanding:
    Basic and diluted                                24,926           24,388
                                                    ========         ========

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                          CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                  March 31,    Dec. 31,
                                                    2007         2006
                                                  ---------    --------
ASSETS

Current assets:
   Cash and cash equivalents                      $ 5,430      $ 4,305
   Accounts receivable, net                         6,822        7,183
   Inventories                                      5,082        6,006
   Other current assets                               506          494
                                                  -------      -------
Total current assets                               17,840       17,988

Property, plant and equipment, net                  4,445        4,527
Goodwill, net                                       2,050        2,038
Intangible assets, net                              7,653        7,752
Other assets                                          149          152
                                                  -------      -------

Total assets                                      $32,137      $32,457
                                                  =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                 2,503        3,023
   Accrued liabilities                              1,038        1,317
   Deferred revenue                                 1,040        1,040
   Current portion of long-term debt                1,368        1,366
                                                  -------      -------
Total current liabilities                           5,949        6,746

Long-term deferred revenue                          2,528        2,780
Long-term debt                                      5,600        5,859
                                                  -------      -------
Total liabilities                                  14,077       15,385

Stockholders' equity                               18,060       17,072
                                                  -------      -------
                                                  $32,137      $32,457
                                                  =======      =======

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